Exhibit 99.1

United Development Funding IV Receives Nasdaq Staff Determination Letter; Requests Hearing Before Listing Qualifications Panel

GRAPEVINE, Texas, June 2, 2016 – United Development Funding IV (“UDF IV” or the “Trust”) (NASDAQ:UDF) announced today that it received notice on May 26, 2016 from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“Nasdaq”) that the Staff had determined to delist the Trust’s securities unless the Trust timely requests a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”). The Staff’s determination was based upon the Trust’s non-compliance with Nasdaq Listing Rule 5250(c)(1), which requires the timely filing of all required periodic reports with the Securities and Exchange Commission (the “SEC”). As previously reported, the Trust has not yet filed its Form 10-K for the fiscal year ended December 31, 2015 and Form 10-Q for quarter ended March 31, 2016.

On May 16, 2016, the Trust submitted its plan to regain compliance with the filing requirement for the Staff’s review. In its May 26, 2016 response, the Staff indicated that because the Trust’s plan is predicated on the engagement of a new audit firm, the Staff believed the Trust’s plan was not sufficiently definitive and may not be completed within the discretionary period available to the Staff. Although not cited by the Staff as a separate basis for delisting, the Staff noted its concern regarding the existence of separate investigations by the SEC and the Federal Bureau of Investigation into the Trust as previously disclosed by the Trust. Based on the foregoing, the Staff did not accept the plan and determined to delist the Trust’s securities from Nasdaq.

UDF IV has requested a hearing before the Panel, and that request resulted in an automatic 15-day stay of any action by the Staff to remove the Trust’s shares from Nasdaq. The Trust also requested a further stay of any suspension action at least until the hearing and thereafter pursuant to any extension period that may be granted by the Panel following the hearing. The Panel has the authority to grant the Trust an extension of up to 360 days from the March 15, 2016 deadline for the filing of the first missed periodic report, or March 10, 2017. It is the Trust’s understanding that Nasdaq will provide notice by no later than June 17, 2016 as to whether the Trust’s request for a stay of suspension pending the hearing has been granted.

UDF IV is working diligently to complete and to file all necessary periodic reports with the SEC as soon as practicable; however, there can be no assurance that the Panel will grant an extension of the stay or determine to continue the Trust’s listing, or that the Trust will be able to evidence compliance with the applicable listing criteria within the discretionary period available to the Panel. Trading in UDF IV’s securities on Nasdaq has been halted since February 18, 2016, and no assurance can be given regarding the resumption of regular trading of the Trust’s securities on any market.

About United Development Funding IV

United Development Funding IV is a Maryland real estate investment trust formed primarily to generate current interest income by investing in secured loans and producing profits from investments in residential real estate. Additional information about UDF IV can be found on its website at www.udfiv.com. UDF IV may disseminate important information regarding its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Investor Contact:	Media Contact:
Investor Relations	Jeff Eller
1-800-859-9338	469-916-4883
investorrelations@udfiv.com	mediarelations@udfiv.com